   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 8, 2000
                                                      REGISTRATION NO. 333-11313
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                         POST EFFECTIVE AMENDMENT NO. 4
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                             NABORS INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

          DELAWARE                                               13-2615287
(State or other jurisdiction                                  (I.R.S. Employer
     of incorporation)                                       Identification No.)

                        515 WEST GREENS ROAD, SUITE 1200
                              HOUSTON, TEXAS 77067
    (Address, including zip code of Registrant's principal executive offices)

                             NABORS INDUSTRIES, INC.
                            1996 EMPLOYEE STOCK PLAN
                            (Full title of the Plans)

                               ANTHONY G. PETRELLO
                       PRESIDENT, NABORS INDUSTRIES, INC.
                        515 WEST GREENS ROAD, SUITE 1200
                              HOUSTON, TEXAS 77067
                                 (281) 874-0035
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                EXPLANATORY NOTE

The Prospectus filed as a part of this registration statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reofferings and resales of shares of common stock of Nabors Industries, Inc. acquired by the persons named therein pursuant to the plans specified.

                                   PROSPECTUS
                             UP TO 2,500,000 SHARES
                                  COMMON STOCK,
                            PAR VALUE $.10 PER SHARE,
                                       OF
                             NABORS INDUSTRIES, INC.

This Prospectus relates to an aggregate of up to 2,500,000 shares of common stock, par value $.10 per share, of Nabors Industries, Inc., a Delaware corporation. These shares are held by certain persons who may be deemed to be "affiliates" of Nabors as defined by Rule 405(a) of Regulation C of the Securities and Exchange Commission. The shares may be offered from time to time by the selling stockholders named in this document, or their transferees. See "Selling Stockholders". Shares of common stock offered by this document were or will be acquired by the selling stockholders pursuant to the following Nabors' 1996 Employee Stock Plan. Sales to be made pursuant to this document are to be made through ordinary brokerage transactions on the American Stock Exchange or any other national securities exchange on which the shares of Nabors common stock trade, at the price then available at the time of sale. However, the selling stockholders may elect to offer or sell shares of Nabors common stock pursuant to any of the methods listed in this document. In the event that the selling stockholders elect to sell the shares of Nabors common stock in a manner other than ordinary brokerage transactions, and to the extent required by law, Nabors will amend or supplement this document to provide the details of the offering. See "Plan of Distribution". This document also relates to such additional shares of common stock as may be issued to the selling stockholders as a result of future stock adjustments, in respect of the shares of common stock covered by this document.

The selling stockholders and any broker or dealer that participates in the distribution of the shares of common stock offered by this document may be deemed to be "underwriters," as that term is construed within the meaning of the Securities Act of 1933, as amended. Any profit on the sale of the shares of common stock by them and any discounts and commission received by such broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

Nabors will not receive any part of the proceeds from sales made under this document. All expenses of registration incurred in connection with the offering being made by this document are being borne by Nabors, but any brokerage commissions and other expenses incurred by a selling stockholder will be borne by such selling stockholder.

Nabors' common stock trades on the American Stock Exchange, and on September 7, 2000, the closing price of the common stock on such exchange was $51.375. Nabors' principal executive offices are located at 515 W. Greens Road, Suite 1200, Houston, Texas 77067 and its telephone number is 281-874-0035.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS SEPTEMBER 8, 2000



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

                              AVAILABLE INFORMATION

         Nabors is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance with such act files reports and other information with the Securities and Exchange Commission. Copies of such material may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such reports and other information can be inspected and copied at the Commission's facilities referred to above and at the public reference facilities at the Regional Offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Nabors is an electronic filer under the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system maintained by the Commission. The Commission maintains a site on the Internet (http://www.sec.gov) that contains reports and other information regarding companies that file electronically with the Commission. Nabors' common stock trades on the American Stock Exchange, and the reports and other information may also be inspected and copied at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

         Nabors has filed a registration statement on Form S-8 under the Securities Act that includes this document. This document does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, you should refer to the registration statement and its exhibits.

         Statements contained in this document or in any document incorporated by reference into this document as to the contents of any contract or other document are not necessarily complete. In each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document. Each such statement is qualified in all respects by such reference.

                       INCORPORATION OF CERTAIN DOCUMENTS

         The following documents filed with the Commission are incorporated in this document by reference:

         (A) Nabors' Annual Report filed on Form 10-K for the fiscal year ended December 31, 1999;

         (B) Nabors' Quarterly Reports filed on Form 10-Q for the fiscal quarters ended March 31, 2000 and June 30, 2000;

         (C) Nabors' Current Report filed on Form 8-K and amendments thereto, filed on June 22, 2000; and

         (D) The description of Nabors' common stock contained in the registration statement on Form 8-A, File No. 1-9245, filed with the Commission on August 22, 1986, as amended by Amendment No. 1 dated May 20, 1992 and any subsequent amendment filed for the purpose of updating the description.

         All documents filed by Nabors pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this document and prior to the termination of the offering of shares of common stock under this document shall be deemed incorporated by reference in this document and to be a part of this document from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this document modifies or supersedes such statement.

         Nabors undertakes to provide without charge to each person to whom this document is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the registration statement filed with the Commission (of which this document is a part) from a document or part thereof not delivered with this document, but not including exhibits unless such exhibits are specifically incorporated by reference. Requests for such information should be directed to Nabors at 515 West Greens Road, Suite 1200, Houston, Texas 77067 (telephone number (281) 874-0035), Attention: Corporate Secretary.



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

NO PERSON HAS BEEN AUTHORIZED BY NABORS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS DOCUMENT. ANY INFORMATION OR REPRESENTATION GIVEN WHICH IS NOT CONTAINED IN THIS DOCUMENT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NABORS. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY SALE UNDER THIS DOCUMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS DOCUMENT.

                                 USE OF PROCEEDS

         All of the shares offered by this document are being offered by the selling stockholders. Nabors will receive no part of the proceeds of any sales made under this document.

                              SELLING STOCKHOLDERS

         The shares of Nabors common stock offered by this document have been or will have been acquired pursuant to the Nabors' plans identified above. The following table sets forth certain information with respect to the selling stockholders who may be selling shares of Nabors common stock pursuant to this document.

                                             TOTAL SHARES                                    SHARES OWNED
                                             BENEFICIALLY            TOTAL                 AFTER OFFERING(2)
                                              OWNED AS OF            SHARES        ---------------------------------
              NAME AND ADDRESS(1)           AUGUST 31, 2000          OFFERED           NUMBER            PERCENT
              -------------------           ---------------      ---------------   ---------------   ---------------
    Eugene M. Isenberg                            7,097,521(3)         1,500,000         5,597,521              3.69
      Chairman of the Board, Director and
      Chief Executive Officer
    Anthony G. Petrello                           2,871,935(4)           750,000         2,121,935              1.43
      Director, President and Chief
      Operating Officer
    Richard A. Stratton                           1,129,431              250,000           879,431                 *
      Vice Chairman and Director

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*        Denotes less than 1%.

(1) The address for these individuals is 515 West Greens Road, Suite 1200, Houston, Texas 77067.

(2) Based on 146,108,501 shares of common stock issued and outstanding as of September 6, 2000.

(3) Not included in the table are 190,543 shares owned directly or held in trust by members of Mr. Isenberg's family of which Mr. Isenberg disclaims beneficial ownership. The shares listed for Mr. Isenberg are held directly or indirectly through certain trusts, defined benefit plans and individual retirement accounts of which Mr. Isenberg is a grantor, trustee or beneficiary.

(4) The shares listed for Mr. Petrello are held directly or indirectly through certain trusts, defined benefit plans and individual retirement accounts of which Mr. Petrello is a grantor, trustee or beneficiary.

                              PLAN OF DISTRIBUTION

         The shares of Nabors common stock offered by the selling stockholders or their transferees are to be sold from time to time, in one or more transactions, in whole or in part, pursuant to any of the methods listed in this document. Sales may be made in ordinary brokerage transactions on the American Stock Exchange or other national securities exchange on which shares of common stock trade or may trade in the future, at the price then prevailing at the time of sale. The commissions payable as a result of such sales will be the regular commissions of brokers for effecting such sales. Alternatively, the selling stockholders or their transferees may elect from time to time to offer their shares using the following alternate methods: (1) in privately negotiated transactions directly with purchasers or (2) through underwriters, dealers or agents, who may acquire shares as principal (which persons may then resell the shares), or who may receive compensation in the form of underwriting discounts, commissions, or commissions from the selling stockholders and/or purchasers of the common stock for whom they may act as agent. Unless disclosed otherwise in a prospectus supplement or amendment (see below) any sale pursuant to the alternate method described in clause (1) of the preceding sentence will be negotiated directly between the selling stockholder and the purchaser, and no finders or agents will be employed nor any commissions or fees paid.

         Any offer or sale made pursuant to an alternate method may be made for a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Upon notice from a selling stockholder that he has elected to use an alternate method for an offer or sale, and to the extent required by the Securities Act, a prospectus supplement or amendment will be distributed which will set forth the aggregate number of shares of Nabors common stock being offered and the terms of the offering, including the name or names of any underwriter, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling stockholders or the purchasers or the shares, any discounts, commissions or concessions allowed or reallowed or paid to dealers and any other material information required by the Securities Act.

         The selling stockholders and any underwriter, broker, dealer or other agent that participates in the distribution of the shares of common stock offered by this document may be deemed to be "underwriters", as that term is defined under the Securities Act or associated rules. Any profit on the sale of the shares of common stock by them and any discounts and commissions received by any such underwriter, broker, dealer or any other agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         Nabors has informed the selling stockholders that the anti-manipulative rules contained in Regulation M under the Exchange Act may apply to their sales in the market and has informed them of the requirement for delivery of this document in connection with any sale of common stock offered by this document. All expenses of registration incurred in connection with the offering being made of this document are being borne by Nabors, but any brokerage commissions and other expenses incurred by a selling stockholder will be borne by such selling stockholder.

         Any shares of Nabors common stock covered by this document which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this document.

                                 INDEMNIFICATION

         Under Delaware law, a corporation may include provisions in its certificate of incorporation which relieves its directors of monetary liability for breach of their fiduciary duty, except under certain circumstances which include a breach of a director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct and a knowing violation of law, or any transaction from which the director derived an improper personal benefit. Nabors' Restated Certificate of Incorporation provides that Nabors' directors are not liable to Nabors or its stockholders for monetary damages for breach of their fiduciary duties, subject to the exceptions specified by Delaware law.

         Delaware law also provides that when an officer, director, employee or agent of a corporation is a party to, or is threatened to be made a party to, any action, the corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, if that person acted in good faith and he or she reasonably believed such actions were in, or not opposed to, the best interests of the corporation and were not unlawful.

         Delaware law also provides that a person to be indemnified has the right to be advanced any expenses incurred in his or her defense against any action prior to the final disposition thereof upon receipt by Nabors of an undertaking by or on behalf of that person to repay such amount(s) if it is ultimately determined that such person is not entitled to such indemnification.

         Nabors' Restated Certificate of Incorporation provides these rights to Nabors' officers, directors, employees or agents. Directors and officers of Nabors are also parties to indemnification and/or employment agreements which provide for these and other indemnification rights in accordance with Delaware law. In addition, Nabors has obtained an aggregate of $50,000,000 of directors' and officers' insurance coverage.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Nabors pursuant to the foregoing provisions, Nabors has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

         The validity of the issuance of the Nabors common stock offered by this document was passed upon for Nabors by Michael W. Dundy, Esq., who served as Vice President and General Counsel of Nabors. As of August 31, 2000, Mr. Dundy did not have the right to acquire any shares of common stock of Nabors.

                                     EXPERTS

         The financial statements incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, and given on the authority of said firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 8. EXHIBITS.

         The following are filed as exhibits to this Registration Statement:

       EXHIBIT
       NUMBER          DESCRIPTION
       -------         -----------

        5              Opinion of Michael W. Dundy, Esq. *

       23.1            Consent of PricewaterhouseCoopers LLP.

       23.2            Consent of Michael W. Dundy, Esq. *

       24 Power of attorney of certain officers and directors of Nabors Industries, Inc. *

       24.1 Power of attorney of James L. Payne, director of Nabors Industries, Inc.

----------

*        Previously filed.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 8, 2000.

                                       NABORS INDUSTRIES, INC.


                                           By: /s/ Anthony G. Petrello
                                              ----------------------------------
                                           Anthony G. Petrello
                                           President and Chief Operating Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Title                                       Date
---------                                   -----                                       ----
           *                                Chairman and                                September 8, 2000
-----------------------                     Chief Executive Officer
Eugene M. Isenberg


/s/ Anthony G. Petrello                     President, Director                         September 8, 2000
-----------------------                     and Chief Operating Officer
Anthony G. Petrello

           *                                Vice Chairman and                           September 8, 2000
-----------------------                     Director
Richard A. Stratton


/s/ James L. Payne                          Director                                    September 8, 2000
-----------------------
James L. Payne

           *                                Director                                    September 8, 2000
-----------------------
Hans Schmidt

           *                                Director                                    September 8, 2000
-----------------------
Myron M. Sheinfeld

           *                                Director                                    September 8, 2000
-----------------------
Jack Wexler

           *                                Director                                    September 8, 2000
-----------------------
Martin J. Whitman


/s/ Bruce P. Koch                           Vice President - Finance                    September 8, 2000
-----------------------                     (Principal Financial and
Bruce P. Koch                               Accounting Officer)



         * By Anthony G. Petrello, attorney-in-fact, pursuant to a Power of Attorney previously filed.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
------            -----------
 5                Opinion of Michael W. Dundy, Esq. *

23.1              Consent of PricewaterhouseCoopers LLP.

23.2              Consent of Michael W. Dundy, Esq. *

24                Power of attorney of certain officers and directors of Nabors Industries, Inc. *

24.1              Power of attorney of James L. Payne, director of Nabors Industries, Inc.

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*  Previously filed.